Exhibit 99.1

M   A   C   K   –   C   A   L   I    R   E   A   L   T   Y    C   O   R   P   O   R   A   T   I   O   N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Virginia Sobol
	Executive Vice President	Vice President, Marketing and
	and Chief Financial Officer	Public Relations
	(908) 272-8000	(908) 272-8000

Rick Matthews
Executive Vice President
Rubenstein Associates

(212) 843-8267

MACK-CALI ANNOUNCES AGREEMENTS IN PRINCIPLE TO ACQUIRE MAJOR COMPETITOR—THE GALE REAL ESTATE SERVICES COMPANY—PLUS INTERESTS IN LARGE NEW JERSEY OFFICE PROPERTY PORTFOLIO IN TRANSACTIONS TOTALING $545 MILLION

—Acquisition of The Gale Real Estate Services Company Would

Add Third-Party Services Platform—

—Mack-Cali Expected to Assume Ownership Interests in 2.8 Million

Square Feet of Office Properties—

—Deals Expected to Build on Mack-Cali’s Dominant Market Position in New Jersey—

Cranford, New Jersey—February 16, 2006—Mack-Cali Realty Corporation (NYSE: CLI) today announced it has reached agreements in principle to acquire The Gale Real Estate Services Company, a major privately-owned real estate services company based in New Jersey, and to add approximately 2.8 million square feet of office properties to its New Jersey property portfolio. The planned transactions are valued at approximately $545 million.

Pursuant to the contemplated transaction, Mack-Cali is expected to:

•

Acquire The Gale Real Estate Services Company, one of the largest owners, developers and third-party real estate services companies in the industry, as well as its stakes in several development/joint ventures with institutional investors. The Gale Real Estate Services Company would retain its name and management team while operating as a division of Mack-Cali, and maintain its headquarters in Florham Park, New Jersey. Gale Holdings/International, headquartered in New York, with offices in Boston and Asia, will remain as separate, privately-held entities under the leadership of chairman Stanley C. Gale.

The purchase price for The Gale Real Estate Services Company is expected to be based on an earn-out formula with an initial payment of $10 million in common operating partnership units in Mack-Cali Realty, L.P., and $12 million in cash, with a total consideration of up to $40 million.

•

Acquire substantially all the ownership interests in 12 class A office properties valued at $337 million and totaling 1.7 million square feet in Northern and Central New Jersey. The interests in the properties, which are 95.1% leased, would be acquired from a joint venture of SL Green (NYSE: SLG) and The Gale Real Estate Services Company.

•

Acquire approximately one-half of the ownership interests in eight class A office properties valued at $168 million totaling 1.1 million square feet, also in Northern and Central New Jersey. The interests in the properties would be acquired from a joint venture of SL Green Realty Corp. and Stan Gale, which would retain approximately one-half the ownership interests in the properties. The properties, which are currently 55.6% leased, would be leased and managed by Mack-Cali through its Gale Real Estate Division.

Mitchell E. Hersh, Mack-Cali president and chief executive officer, stated, “This set of acquisitions, upon completion, would increase the size of our property portfolio by nearly 10% and cement Mack-Cali’s position as the dominant owner and manager of class A office properties in New Jersey, with significant penetration in the strongest submarkets.

“Even more important, in terms of our long-term business strategy, will be our anticipated acquisition of The Gale Real Estate Services Company—one of our strongest competitors and among the most well-respected names in commercial real estate. We believe strongly that this will produce substantial added value by enhancing our revenue stream immediately and then providing a solid platform for long-term growth. We plan to further extend the Gale platform to capitalize on more third-party construction and development opportunities, and otherwise expand Gale’s well-established third-party service business with some of the leading businesses in the global economy. In many ways, the commercial office business is based on strong relationships, and the combination of Mack-Cali’s relationships with Gale’s will no doubt prove to be a very powerful force.

“One other important benefit to us and our shareholders from this expected transaction is the establishment of a partnership with SL Green, one of the nation’s most successful publicly-traded commercial real estate companies and one of the New York region’s largest property owners. I look forward to developing a mutually beneficial working partnership with Marc Holliday and his team there.”

Gale Management to Remain

Mr. Hersh would serve as The Gale Real Estate Services Company’s chairman and chief executive officer, in addition to his position as president and chief executive officer of Mack-Cali. Mr. Gale, Gale’s chairman and chief executive officer, would serve as non-executive vice chairman. Mark Yeager would remain in place as Gale’s president and continue to be responsible for the company’s day-to-day operations.

The Gale Real Estate Services Company’s currently manages approximately 60 million square feet of properties, serving corporations such as GlaxoSmithKline, AT&T Corporation, J.P. Morgan, and Morgan Stanley.

Mr. Gale said, “This is a milestone event in the history of The Gale Real Estate Services Company and we are extremely proud to have joined forces with Mack-Cali, one of the most respected and dominant real estate companies in our industry. By aligning our interests with Mack-Cali, we will have the opportunity to build on our incredibly powerful platform and grow our company to levels previously unimaginable.

“I have tremendous respect and admiration for Mitch Hersh and his organization, and welcome this opportunity to combine two powerful strengths," added Mr. Gale. "Our respective organizations have competed and done business with each other for generations. Now, we will be one. From Gale’s perspective, the additional resources that now will be available to us will fuel our growth tremendously. Along with Mark and the rest of the Gale management team I look forward to working with Mitch and his team.”

Properties to Increase Holdings in New Jersey Submarkets

With the property interests expected to be acquired, Mack-Cali will increase its holdings in submarkets such as Roseland, Parsippany and Princeton.

Mack-Cali is expected to acquire substantially all the interests in the following properties:

Address	Town	Square Feet
4 Becker Farm Road	Roseland	281,763
5 Becker Farm Road	Roseland	118,246
6 Becker Farm Road	Roseland	129,732
85 Livingston Ave.	Roseland	124,595
20 Waterview Blvd.	Parsippany	225,770
35 Waterview Blvd.	Parsippany	172,313
4 Sylvan Way	Parsippany	105,135
105 Challenger Road	Meadowlands	148,150
10 Independence Blvd.	Warren	120,528
210 Clay Avenue	Lyndhurst	121,203
2 Independence Way	Princeton	67,401
51 Imclone Drive	Branchburg	63,213
Total		1,678,049

Mack-Cali is expected to acquire approximately one-half of the interests in the following properties:

Address	Town	Square Feet
3 Becker Farm Road	Roseland	113,837
75 Livingston Ave.	Roseland	94,625
10 Sylvan Way	Parsippany	125,829
One Grande Commons	Bridgewater	198,376
343 Thornall Street	Edison	195,699
1280 Wall Street, West	Lyndhurst	131,314
1 Independence Way	Princeton	111,979

5 Independence Way	Princeton	113,376
Total	1,075,035

Financing of the Transaction

Mack-Cali plans to finance the transactions through a combination of the assumption of, and placement of new, mortgage debt, drawings on its credit facility, cash and the issuance of common operating partnership units.

While the Company is confident that these transactions will be completed in accordance with the terms outlined above, there can be no assurance that either or both will close or that the structure or terms of one or both may not reflect changes from the current agreements in principle.

The Schonbraun McCann Group and Eastdil Secured acted as advisors to this transaction.

Upon the completion of the expected transactions, Mack-Cali will own or have interests in 290 properties totaling 32.8 million square feet, including almost 21.9 million square feet in New Jersey.

Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali currently owns or has interests in 270 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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